UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2004

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-112169	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2004, Apple REIT Six, Inc., through one of its wholly-owned subsidiaries, Apple Six Hospitality, Inc. (“Hospitality”), entered into ten separate purchase contracts for the purchase of ten hotels. The ten purchase contracts are all based on the same form purchase contract and have substantially similar terms and conditions. The chart and description below summarize the material terms and conditions of the purchases comtemplated by the purchase contracts:

Hotel (a)	Location	Number of Rooms	Franchisor	Purchase Price		Seller
Springhill Suites	Arcadia, California	86	Marriott International, Inc.	$8,100,000		Arcadia Suites, LLLP
Hilton Garden Inn	Arcadia, California	124	Hilton Hotels Corporation	$12,000,000		Arcadia Lodging, LLLP
Hampton Inn – Denver Federal Center	Lakewood, Colorado	170	Hilton Hotels Corporation	$10,600,000		Jeffco Lodging, LLP
Homewood Suites	Anchorage, Alaska	122	Hilton Hotels Corporation	$13,200,000		365 Lodging, LLC
Hampton Inn	Phoenix, Arizona	99	Hilton Hotels Corporation	$6,700,000		Phoenix Lodging, LLC
Hilton Garden Inn	Anchorage, Alaska	125	Hilton Hotels Corporation	$18,900,000		Borealis Lodging, LLC
Hilton Garden Inn	Lake Forest, California	103	Hilton Hotels Corporation	$11,400,000		Orange County Lodging, LP
Hampton Inn	South Orange County, California	84	Hilton Hotels Corporation	$7,400,000	(b)	Foothill Ranch Lodging, LP
Hampton Inn & Suites – Denver/Cherry Creek	Glendale, Colorado	133	Hilton Hotels Corporation	$14,700,000	(b)	Glendale Lodging, LLLP
Hampton Inn	Anchorage, Alaska	101	Hilton Hotels Corporation	$11,500,000	(b)	Anchorage Lodging, LLC

(a)	Trademarked. (symbol omitted). The Springhill Suites trademark is the property of Marriott International, Inc. or one of its affiliates. The Homewood Suites, Hilton Garden Inn, Hampton Inn and Hampton Inn & Suites trademarks are the property of Hilton Hotels Corporation or one or more of its affiliates.
(b)	The purchase price includes the assumption of certain debt currently collateralized by theses hotels.

All of the sellers are affiliated entities. Hospitality is not affiliated with any of the sellers. The purchase of each hotel is not contingent upon the purchase of any other hotel. Hospitality has committed to make a total deposit of $200,000 for each property ($50,000 within two business days of execution of the purchase contract and $150,000 within two business days after the expiration of the review period on September 26, 2004), for an aggregate amount of $2,000,000. The $50,000 deposit payable within two business days of the execution of each purchase contract is refundable to Hospitality if Hospitality elects to terminate the purchase contract on or before September 26, 2004. If Hospitality does not elect to terminate the purchase contract on or before September 26, 2004, the deposit will be non-refundable, except in the case of a default by the seller, and will be credited toward the purchase price of each property at the time of closing. If Hospitality elects to terminate a purchase contract after the review period but prior to closing, the escrow agent will release the deposits to the respective seller listed above.

During the review period, Hospitality will have the opportunity to evaluate the legal, title, survey, construction, engineering, structural, mechanical, environmental, zoning, economic, permit status, franchise status, marketing and economic data, financial statements and information, property statements and franchise agreements, loan documents and other documents and information related to the properties and the hotels. Hospitality may terminate any of the purchase contracts at any time during the review period for any reason.

As a part of each purchase contract, each seller has agreed to assign its interest in its existing franchise agreement with the respective franchisor stated in the chart above to Hospitality at the time of closing and Hospitality has agreed to assume all of the obligations of each seller under the respective franchise agreements. In addition, at the time of closing, the existing management agreements for each hotel will be terminated and Hospitality, or one of its wholly-owned subsidiaries, and an affiliate of each seller will enter into a new management agreement for each hotel.

There are a number of closing conditions which must be met prior to or at the closing for each property. They include but are not limited to the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; the applicable franchise agreement shall have been assigned to Hospitality; and a new management agreement shall have been executed for the property. Accordingly, as of the date of this report and until the date or dates of closing of the acquisitions of the hotels, there is no assurance that any of the hotels will actually be acquired by the Company. It is also possible that one or more, but fewer than all, of the hotels listed above will ultimately be acquired by the Company. If all of the properties are purchased, the aggregate purchase price would be $114,500,000 and the total number of rooms for the hotels purchased would be 1,147.

Each hotel was in operation at the time of the signing of each purchase contract. The deposit under each purchase contract was, or will be, funded by Apple REIT Six Inc.’s ongoing offering of Units. The purchase price for all of the hotels will be funded by Apple REIT Six Inc.’s ongoing offering of Units and the assumption of certain existing debt as specified on the chart above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

September 2, 2004